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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Tom Liutkus
         TravelCenters of America
         440-808-7364
         Liutkus.Tom@tatravelcenters.com


       TRAVELCENTERS OF AMERICA, INC. ANNOUNCES EXPIRATION OF TENDER OFFER
            FOR ITS 12 3/4% SENIOR SUBORDINATED NOTES DUE MAY 1, 2009

         WESTLAKE, Ohio--June 30, 2005 --TravelCenters of America, Inc. (the "Company") announced today that its previously announced cash tender offer and consent solicitation for its 12 3/4% Senior Subordinated Notes due May 1, 2009 (the "Notes") expired at 12:00 midnight, New York City time, on June 29, 2005. In connection with the tender offer and consent solicitation, the Company has received valid tenders and consents from holders of $187,000,000 aggregate principal amount (representing approximately 98.42%) of the outstanding Notes. The payment date for Notes validly tendered and accepted for payment is expected to be Thursday, June 30, 2005.

All terms and conditions to the tender offer and consent solicitation are set forth in the Company's Offer to Purchase and Consent Solicitation Statement dated June 2, 2005.

J.P. Morgan Securities Inc. and Lehman Brothers Inc. are the Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation. The depositary and information agent is D.F. King & Co., Inc. Questions or requests for assistance may be directed to J.P. Morgan Securities Inc. (telephone: (212) 834-3424 (collect) or (866) 834-4666 (toll free)) or to Lehman Brothers Inc. (telephone: (212) 528-7581 (collect) or (800) 438-3242 (toll free)). Requests for documentation may be directed to D.F. King & Co., Inc., the Information Agent (telephone: (212) 269-5550 (for banks and brokers only) and (800) 488-8075 (for all others toll free)).

ABOUT TRAVELCENTERS
TravelCenters of America (TA), headquartered in Westlake, Ohio, is the largest network of full-service travel centers and heavy truck repair facilities in North America. The Company has more than 11,500 employees at 159 locations in 40 states and Canada. With more than 30 years of experience, TravelCenters of America has established itself as a leader in serving professional drivers and motorists alike. For more information, go to: www.tatravelcenters.com.

                                     -more-

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                                                                    EXHIBIT 99.1

TA RELEASE
PAGE 2

FORWARD-LOOKING STATEMENTS AND DISCLAIMER
This press release contains statements which are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated.

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer and consent solicitation is made only by the Offer to Purchase and Consent Solicitation Statement dated June 2, 2005. The tender offer and consent solicitation is not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer and consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by J.P. Morgan Securities Inc. or Lehman Brothers Inc. on behalf of the Company.

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